Joby Selects Dayton, Ohio, Birthplace of Aviation,
For First Scaled Manufacturing Facility

A render of Joby’s proposed manufacturing facility in Dayton, Ohio, which will support production of up to 500 electric vertical take-off and landing (eVTOL) aircraft per year. Joby Aviation Image

●Joby plans to build facility capable of delivering up to 500 aircraft per year
●140-acre site at Dayton International Airport has potential to support significant further growth, with space to build up to two million square feet of manufacturing facilities
●Joby plans to invest up to $500 million, creating up to 2,000 jobs
●Up to $325 million in state and local incentives available to support scaling
●U.S. Department of Energy has invited Joby to submit a Part II application for a Title XVII loan to support the development of the facility, as a clean energy project
●Joby plans to use existing nearby buildings to begin near term operations

Santa Cruz, CA, and Dayton, OH, September 18, 2023 — Joby Aviation, Inc. (NYSE:JOBY), a company developing electric vertical take-off and landing (eVTOL) aircraft for commercial passenger service, today announced it plans to locate its first scaled aircraft production facility in Dayton, Ohio, the birthplace of aviation.

The Wright Brothers, who invented and flew the first powered aircraft, lived and worked in Dayton and opened the first airplane factory in the United States there in 1910. The city is also home to Wright-Patterson Air Force Base, and the headquarters of the U.S. Air Force Research Laboratories which has played a key role in supporting Joby’s development.

Joby plans to build a facility capable of delivering up to 500 aircraft per year at the Dayton International Airport, supporting up to 2,000 jobs. The 140-acre site it has selected has the potential to support significant further growth over time, providing enough land to build up to two million square feet of manufacturing space. Construction of the scaled Ohio facility is expected to start in 2024 and it is expected to come online in 2025. Joby plans to use existing nearby buildings to begin near-term operations.

The State of Ohio, JobsOhio and local political subdivisions have offered incentives and benefits of up to $325 million to support the development of the facility, while Joby plans to invest up to $500 million as it scales operations at the site. Joby is also announcing today that it has been invited by the U.S. Department of Energy to submit a Part II Application for financing under the Title XVII Loan Guarantee Program, which provides access to low-interest loans for clean energy projects and would support the scaling of the facility.

Joby’s long-term investor, Toyota, who worked with Joby on the design and successful launch of the company’s Pilot Production Line in Marina, California, plans to continue to advise Joby as it prepares for scaled production of its commercial passenger air taxi in Ohio.

“We’re building the future of aviation right where it all started, in Dayton, Ohio,” said JoeBen Bevirt, Founder and CEO of Joby. “The Wright Brothers harnessed revolutionary technology of their time to open up the skies, and we intend to do the same — this time, bringing quiet and emissions-free flight that we hope will have an equally profound impact on our world.

“The U.S. continues to lead the way on introducing this technology, with unprecedented levels of support across all areas and levels of government. We’re incredibly grateful to Governor Mike DeWine, Lt. Governor Jon Husted, Senator Sherrod Brown, Senator JD Vance, Representative Mike Turner, and the team at JobsOhio for their support, as well as the representatives of the many other states we worked with during this process.

“Our partnership with Ohio is a great example of how successful public-private partnership amongst industry, local, state and federal government can bring important new technology to life.”

Joby plans to start hiring in the coming months, with early roles expected to focus on the build out of the scaled facility and the machining of parts that will initially be incorporated into Joby’s California low-volume production line. Those interested in applying for roles at Joby’s Ohio facility can register their interest at www.jobyinohio.com.

Joby’s production aircraft is designed to transport a pilot and four passengers at speeds of up to 200 mph, with a maximum range of 100 miles and a revolutionary quiet noise profile that is barely audible against the backdrop of cities. The company plans to operate these aircraft as part of aerial ridesharing networks in cities and communities around the world, starting in 2025, building on partnerships it has developed with Delta and Uber.

An event to celebrate the announcement will be held later today at Hawthorn Hill (https://www.daytonhistory.org/visit/dayton-history-sites/hawthorn-hill/), the home of Orville Wright. The event is expected to conclude with a ceremonial flypast of a replica Model “B” Flyer, the world’s first production airplane.

Joby’s selection of Ohio as the site for its first scaled aircraft production facility followed an extensive competitive site selection process and is contingent upon standard due diligence, state and local approvals of incentives, permitting and other legal and regulatory matters as customarily accompany such investment projects.

Joby’s headquarters, research and development, and pilot production facility will remain in California. With approximately 150 open positions across the Company’s three Northern California sites, Joby continues to grow its presence in the state.

Media assets, including renders of the proposed facility and footage of Joby’s aircraft in flight, are available here (https://drive.google.com/drive/folders/1JQwXuIGAbSWB4R-Ui3Ld9Ka1d5Vn10hT).

The celebratory event can be watched live at 10:00am ET today via www.jobsohio.com/live.

Joby is grateful for the support expressed by many in the Dayton area and across the state of Ohio. Comments regarding Joby’s decision to locate its manufacturing facility in Ohio are included below:

Governor Mike DeWine:
"Ohio’s legacy in aviation begins with the Wright Brothers and continues with Joby Aviation as they launch a new era in aviation manufacturing and aerial mobility in Dayton. The aircraft that will roll off Joby Ohio’s production lines will redefine urban transportation and contribute to a fundamental change in the way people and goods travel. We welcome Joby and celebrate the new chapter of air mobility history that will be made in Ohio, the Heart of Aviation.”

Lt. Governor Jon Husted:
“Today’s announcement didn’t come about by chance, it was earned through 20 years of strategic planning in the Dayton region, leading us to be in the best possible position for a company like Joby to expand their operations from California to Ohio. Dayton has solidified itself as the center of aviation innovation, from the Wright Brothers to Wright-Patterson AFB, but for over 100 years, that innovation has not been successfully translated into the manufacturing of aircraft and the thousands of jobs that come with it. Today, that elusive aspiration becomes reality.”

Senator Sherrod Brown:
“From the Wright brothers to John Glenn to Ohio aerospace workers across the state today – the story of modern aviation is being written in Ohio. Joby Aviation understands Ohio’s proud history of leadership in aerospace innovation and that is why I fought to ensure that they invested here. Our state continues to lead the country in aerospace innovation. The technologies of the future, like the flying cars from Joby Aviation, will be invented in Ohio and manufactured in Ohio.”

Senator JD Vance:
“Ohio is the undisputed home of aviation. I’m excited that new, innovative flight technologies have found a home in the Dayton area, just miles away from where the Wright brothers started it all. We want to see Ohio become the research, development, and manufacturing hub for the future of military and civilian aerospace technologies. Joby Aviation’s new investment is a welcome step toward advancing that goal. I look forward to working with them and wish them the best of luck.”

Representative Mike Turner:
“Joby Aviation is a leader in aviation innovation and a pioneer in the air taxi market. Today’s announcement that Joby has chosen the Miami Valley for the site of its new manufacturing facility further signals to other companies in the aviation and innovation space that the spirit of the Wright Brothers in this region is alive and thriving. I look forward to further working with Joby to grow the future of advanced air mobility here in Dayton, the birthplace of aviation.”

Dayton Development Coalition President and CEO Jeff Hoagland:
“When Lt. Governor Husted spoke at the DDC’s Annual Meeting in February 2022 and challenged us to land an eVTOL manufacturing facility in the Dayton Region, we were ready. Twenty years ago, we developed a strategy aimed at supporting an emerging industry that not only aligned with the missions at Wright-Patt, but represented the opportunity for private industry investment, as well. Our region’s eVTOL tagline has urged companies to leverage the region’s network of resources and, ‘Come here to test, stay here to build.’ Joby is doing exactly that.”

JobsOhio President and CEO, J. P. Nauseef:
“When fully executed, the agreement and the forward vision Joby has shared today will mark the largest aviation job creation deal in Ohio history. Today, we continue Ohio’s historic legacy as the past – the present – and the future of aviation innovation and further affirm we are in the midst of an economic renaissance of the American Midwest – with Ohio leading the way.”

Brig. Gen. Scott Cain, Department of the Air Force Technology Executive Officer and Air Force Research Laboratory (AFRL) Commander:
“Through AFWERX’s Agility Prime program we have worked with several companies to accelerate the development and adoption of advanced aerial mobility technologies, such as electric vertical take-off and landing (eVTOL) aircraft, and we’re thrilled to see the results of that investment strengthening the Defense Industrial Base.”

Gail Grimmett, Senior Vice President – Sustainability Performance & Strategic Partnerships – Delta Air Lines:
“This is a milestone to celebrate. Joby is one step closer to making eVTOL for commercial use a reality, and at the birthplace of aviation no less. We are excited about our partnership with Joby and how the new manufacturing site will play a critical role in helping Delta deliver a continued elevated and sustainable experience for our customers.”

Brandi Davis-Handy, Chief Customer Officer – AES US Utilities:
“AES Ohio has a long history of supporting the needs of our residential and commercial customers. Joby Aviation’s announcement further positions the Dayton Region to play a significant role in the energy transition and the electrification of the aviation industry.”

About Joby
Joby Aviation, Inc. (NYSE:JOBY) is a California-based transportation company developing an all-electric, vertical take-off and landing air taxi which it intends to operate as part of a fast, quiet, and convenient service in cities around the world. To learn more, visit www.jobyaviation.com.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the development and performance of our aircraft; the growth of our manufacturing capabilities, including the size, capacity, potential production volumes, planned investments, staffing levels, available incentives and timing of our planned scaled manufacturing facility in Dayton, Ohio and our ongoing plans for our facilities in California; our regulatory outlook, progress and timing, including our expectation to start commercial passenger service in 2025, the expected timing of type certification and our plan to begin initial service operations with the Department of Defense in 2024; our plans to submit a Part II application for a Title XVII loan; our business plan, objectives, goals and market opportunity;

plans for, and potential benefits of, our strategic partnerships; and our current expectations relating to our business, financial condition, results of operations, prospects, capital needs and growth of our operations. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: our ability to launch our aerial ridesharing service and the growth of the urban air mobility market generally; our ability to produce aircraft that meet our performance expectations in the volumes and on the timelines that we project, and our ability to launch our service; the competitive environment in which we operate; our future capital needs; the completion of standard due diligence regarding our planned manufacturing site in Dayton, Ohio; formal approval of state and local incentives, permitting and other legal and regulatory matters as customarily accompany such investment projects; approval of any Title XVII loan application that we may make, which is not guaranteed, is solely dependent on the results of the U.S. Department of Energy’s review and may not align with the terms we propose; our ability to adequately protect and enforce our intellectual property rights; our ability to effectively respond to evolving regulations and standards relating to our aircraft; our reliance on third-party suppliers and service partners; uncertainties related to our estimates of the size of the market for our service and future revenue opportunities; and other important factors discussed in the section titled “Risk Factors” in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on March 1, 2023, and in future filings and other reports we file with or furnish to the SEC. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this presentation. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Contacts:

Joby Aviation
Investors:
investors@jobyaviation.com

Media:
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